EXHIBIT 99.1

Laredo Oil Assists Stranded Oil Resources Corporation in Acquisition of Teapot Dome Oilfield

Austin, Texas, January 30, 2015 – Laredo Oil, Inc. (“Laredo Oil”) (OTCBB: LRDC) announced today that pursuant to its management services agreement with Stranded Oil Resources Corporation (“SORC”), it has assisted SORC, through one of its subsidiaries, in purchasing the Department of Energy's Naval Petroleum Reserve Number 3 (NPR-3), the Teapot Dome Oilfield located 35 miles north of Casper, WY, for $45.2 million.

Today’s purchase is the culmination of a competitive bidding process that closed on October 16, 2014.  Under the terms of the sale, operation and ownership of all NPR-3’s mineral rights and approximately 9,000 acres of land is immediately transferred to SORC.  The remaining surface acreage is scheduled to be transferred in May, bringing the total acres purchased to 9,318.

Mark See, Chairman and CEO of Laredo Oil, stated, “We view the Teapot Dome Oilfield as a good strategic fit as the purchase is aligned with SORC’s core strategy of acquiring and re-developing mature domestic oil fields. By targeting historic properties with known characteristics, we reduce the uncertainty and risk generally associated with oil exploration.  NPR-3 was used for a variety of R&D test projects under Government ownership, thus the quantity and quality of the data on the field is impressive.  We look forward to developing the field under commercial operations.”

ABOUT LAREDO OIL, INC.

Laredo Oil, Inc. (www.laredo-oil.com) is a management services company managing the acquisition and conventional operation of mature oil fields and the further recovery of stranded oil from those fields using enhanced oil recovery methods for its sole customer, SORC, an indirect, wholly owned subsidiary of Alleghany Corporation.   The common stock of Laredo Oil is listed on the OTC Bulletin Board under the symbol, “LRDC”.

FORWARD-LOOKING STATEMENTS

This press release and the statements made by Laredo Oil, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements describe Laredo Oil’s future plans, projections, strategies and expectations, and may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or the negative versions of those words or other words of similar meaning.  These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause the actual results, level of activity, performance or achievements of Laredo Oil  or the oil industry to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements.  These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in the reports filed with, or furnished to, the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Laredo Oil undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:
Bradley E. Sparks, Chief Financial Officer
Laredo Oil, Inc.
(512) 279-7870
info@laredo-oil.com